Exhibit XXVI

Luxembourg, April 13, 2022

European Investment Bank
$3,000,000,000 2.750% Notes due 2025

Dear Ladies and Gentlemen:

This opinion is given by the European Investment Bank (the “Bank”) acting through its Legal Directorate.

Counsel within the Legal Directorate of the Bank have examined the provisions of (i) the Fiscal Agency Agreement dated December 23, 2020 (the “Fiscal Agency Agreement”), between the Bank and Citibank, N.A., London Branch, as fiscal agent, relating to the issue of (inter alia) $3,000,000,000 principal amount of 2.750% Notes due 2025 (the “Securities”) of the Bank and (ii) the Underwriting Agreement dated April 6, 2022 (the “Underwriting Agreement”), between the Bank and the several Underwriters named in Schedule II thereto (the “Underwriters”), providing for the sale by the Bank to the Underwriters severally, of the respective principal amounts of the Securities therein specified.

Counsel within the Legal Directorate of the Bank have examined the proceedings taken by the Bank to authorize, among other things, (i) the signing of the Fiscal Agency Agreement, (ii) the signing of the Underwriting Agreement, (iii) the issue of the Securities, (iv) the sale of the Securities to the Underwriters in accordance with the Underwriting Agreement, and (v) the registration of the Securities under the United States Securities Act of 1933, as amended (the “Securities Act”).

Counsel within the Legal Directorate of the Bank have examined the registration statement pursuant to Schedule B (Registration No. 333-251291), as amended on the date hereof (the “Registration Statement”), and the related Prospectus dated December 23, 2020 and the Prospectus Supplement dated April 6, 2022.

Counsel within the Legal Directorate of the Bank have examined copies of such other documents and have made such investigations as they have deemed necessary to give this opinion.

Counsel within the Legal Directorate of the Bank have consulted with Cravath, Swaine & Moore LLP, London, United Kingdom, and have, with their consent, in giving this opinion relied on their advice as to matters governed by the laws of the State of New York or the Federal laws of the United States of America.  Counsel within the Legal Directorate of the Bank have not made an independent investigation of the laws of the State of New York or the Federal laws of the United States of America and do not express or imply an opinion on such laws.  Cravath, Swaine & Moore LLP are authorized to rely on this opinion.

Based on the foregoing and subject to the qualifications set forth herein, counsel within the Legal Directorate of the Bank are of opinion as follows:

1.          The Treaty on the Functioning of the European Union, establishing, inter alia, the Bank, as amended and supplemented from time to time (the “TFEU”), including the Statute of the Bank, as amended and supplemented from time to time (the “Statute”), which is annexed to the TFEU as Protocol (No 5) on the Statute of the European Investment Bank, has been duly executed and ratified by all the member states of the European Union (the “Member States”) and constitutes a legally binding obligation of the Member States under international law.

2.          The Securities have been duly and validly authorized; the Securities have been duly and validly issued; the Securities constitute legal, valid and binding obligations of the Bank, enforceable against the Bank in accordance with their terms.

3.          The Fiscal Agency Agreement has been duly authorized, executed and delivered by the Bank and is a valid and legally binding agreement of the Bank.

4.          The TFEU provides that the Court of Justice of the European Union having its seat in Luxembourg (the “European Court of Justice”) has exclusive jurisdiction in certain cases involving, among other matters, the fulfillment by Member States of their obligations under the Statute and the lawfulness of measures adopted by the Bank’s Board of Governors and the Bank’s Board of Directors.  Subject to the foregoing exclusive jurisdiction of the European Court of Justice, any litigation between the Bank and its creditors or debtors, including claims based on guarantees made by Member States, may be determined by competent national courts of the Member States.  The property and assets of the Bank within the Member States are not, except by judicial decision and with the authorization of the European Court of Justice, subject to attachment or to seizure by way of execution.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement.  We also consent to the references to this opinion in the Registration Statement and the references to the Legal Directorate of the Bank under the caption “Validity of the Notes” therein.  In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Yours faithfully,

EUROPEAN INVESTMENT BANK

/s/ Francesco Mantegazza	/s/ Richard Schnopfhagen
Francesco Mantegazza Director	Richard Schnopfhagen Head of Division

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